EX-99.p.2

CODE OF ETHICS

1.           General Provisions

1.1	Professional Responsibilities

EMPOWERED FUNDS, LLC is registered as an investment adviser with the United States Securities Exchange Commission (the “SEC”).  EMPOWERED FUNDS is dedicated to providing effective and proper professional investment management services to investment companies registered with the SEC under the Investment Company Act of 1940 (“ICA”).  EMPOWERED FUNDS’s reputation is a reflection of the quality of our employees and their dedication to excellence in serving our clients.  To ensure these qualities and dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals.  In addition, every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with EMPOWERED FUNDS.

The SEC and the courts have stated that portfolio management professionals, including registered investment advisers and their representatives, have a fiduciary responsibility to their clients.  In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice.  Failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act.

Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor’s decision to purchase or refrain from purchasing a security recommended by the adviser or from engaging the adviser to manage the client’s investments.  The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm.  An adviser’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the adviser and its clients.

As a fiduciary, EMPOWERED FUNDS owes an undivided duty of loyalty to its clients, and thus demands the highest standards of ethical conduct and care by all EMPOWERED FUNDS Personnel.  It is EMPOWERED FUNDS’s policy that all EMPOWERED FUNDS Personnel conduct themselves so as to avoid not only actual conflicts of interest with EMPOWERED FUNDS’s clients, but also that they refrain from conduct which could give rise to the appearance of a conflict of interest that may compromise the trust our clients have placed in us.

This Code of Ethics (or “Code”) has been adopted by EMPOWERED FUNDS in order to set forth applicable policies, guidelines and procedures that promote ethical practices and conduct by all of the Firm’s managers, officers and employees (collectively, these managers, officers and employees are referred to within this section as “employees”).  Under Rule 204A-1 of the Investment Advisers Act of 1940, EMPOWERED FUNDS is required to establish, maintain and enforce written procedures reasonably necessary to prevent its employees from violating provisions of the Act with respect to personal securities trading and fiduciary obligations.  In meeting such responsibilities to our clients, EMPOWERED FUNDS has adopted this Code of Ethics (the “Code”) regarding the purchase and/or sale of securities in the personal accounts of our employees or in those accounts in which our employees may have a direct or indirect beneficial interest.  The Code is also intended to lessen the chance of any misunderstanding between EMPOWERED FUNDS and our employees regarding such trading activities.

EMPOWERED FUNDS will conduct annual ethics training. The Chief Compliance Officer (“Compliance Officer”) will conduct annual ethics training. The training will consist of a detailed review of the current Code as well as additional readings related to ethics.

In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Compliance Officer.  The Compliance Officer may under circumstances that are considered appropriate, grant exceptions to the provisions contained in this manual only when it is clear that the interests of EMPOWERED FUNDS’s clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees.  The senior management of EMPOWERED FUNDS will satisfy themselves as to the adherence to this policy through periodic review and reports by the Compliance Officer.

1.2           Failure to Comply

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with EMPOWERED FUNDS.  It is important that employees understand the reasons for compliance with this Code.  EMPOWERED FUNDS’s reputation for fair and honest dealing with its clients and the investment community in general, has taken considerable time to build.  This standing could be seriously damaged as the result of even a single security transaction considered questionable in light of the fiduciary duty owed to our clients.  Employees are urged to seek the advice of the Compliance Officer for any questions as to the application of this Code to their individual circumstances.  Employees should also understand that a material breach of the provisions of this Code may constitute grounds for disciplinary action and/or termination of employment with EMPOWERED FUNDS.

2.           Covered Persons

2.1           Supervised Persons

•	Directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions);

•	Employees of the adviser;

•	Any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control;

•	Temporary workers;

•	Consultants;

•	Independent contractors; and

•	Access persons.

2.2           Access persons

Any supervised persons who:

•
Has access to nonpublic information regarding any client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any fund the adviser or its affiliates manage; or

•	Is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic; and

•	All EMPOWERED FUNDS’ directors and officers.

If there is any question by a supervised person as to whether they are also considered an access person under this Code, they should consult with the Compliance Officer for clarification on the issue.

2.3           Family Members

For purposes of personal securities reporting requirements, EMPOWERED FUNDS considers the access persons defined above to also include the person’s immediate family (including any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest (such as a trust).

3.           Business Conduct Standards

3.1           Compliance with Laws and Regulations

All supervised persons must comply with all applicable state and federal securities laws including, but not limited to, the Investment Advisers Act of 1940, Regulation S-P and the Patriot Act as it pertains to Anti-Money Laundering.  All supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•	To defraud such client in any manner;

•	To mislead such client, including by making a statement that omits material facts;

•	To engage in any act, practice or course of conduct, which operates or would operate as a fraud or deceit upon such client;

•	To engage in any manipulative practice with respect to such client; or

•	To engage in any manipulative practice with respect to securities, including price manipulation.

3.2           Conflicts of Interest

EMPOWERED FUNDS, as a fiduciary, has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients.  Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

Conflicts among Client Interests. Conflicts of interest may arise where the firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by lower ticket charges to the Investment Adviser Representative (“IAR”) over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons).  EMPOWERED FUNDS specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

Competing with Client Trades.  Side-by-side management of portfolios with differing fees raises the possibility of preferential treatment of a portfolio or a group of portfolios. As a fiduciary, we exercise due care to ensure that investment opportunities are allocated fairly and equitably over time among all suitable clients, regardless of their fee structure. We have implemented specific controls built on the general principle of treating all clients in a fair and equitable manner over time. Client trade opportunities are generally determined by our investment strategies as well as the client’s investment objectives and any specified account restrictions.

Client transactions in the same securities are generally aggregated with trades for other clients, but may be handled individually when circumstances warrant. When we determine that a set of transactions should be aggregated we generally do so by executing broker, and prices will generally be averaged and transactions allocated among our clients pro rata, based on the original allocation to the purchase and sale orders placed for each client on any given day. In the event that we determine that a pro rata allocation is not appropriate under the particular circumstances, the allocation will be made based upon other relevant factors. We have additional procedures that are designed to help ensure that all clients are treated fairly and equitably over time and to prevent conflicts from influencing the allocation of investment opportunities among clients (please refer to Section VIII – Trading Practices, for a detailed description of our trade aggregation and allocation procedures). By utilizing these procedures, we believe that portfolios managed side-by-side receives fair and equitable treatment over time.

No Transactions with Clients.  EMPOWERED FUNDS specifically prohibits supervised persons from knowingly selling to or purchasing from a client any security or other property, except securities issued by the client.

3.3           Personal Securities Transactions

Personal securities transactions by access persons are subject to the following trading restrictions:

General Securities Transactions.  Access persons are prohibited from “front-running,” that is, the purchase or sale of individual securities for their own or any Client’s account on the basis of their knowledge of a Client’s trading positions or planned trading positions (ETFs and mutual funds do not apply).

Upon receiving a request for pre-clearance, the Compliance Officer will review the intended transaction for consideration (ETFs and mutual funds do not apply and do not require pre-clearance).  The final decision will then be sent in writing to the access person requesting the permission to trade a security.  Only upon receipt of the written approval from the Compliance Officer can the access person then engage in the trade of the security.  The access person making the request and the Compliance Officer must maintain final written approval or denial for their files.

Initial Public Offerings (IPO).  Access persons are prohibited from acquiring any securities in an initial public offering without first obtaining written pre-clearance from the Compliance Officer.  The prior approval must take into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an individual by virtue of their position with EMPOWERED FUNDS.

Upon receiving a request for pre-clearance, the Compliance Officer will review the intended transaction for consideration.  The final decision will then be sent in writing to the access person requesting the permission for the IPO.  Only upon receipt of the written approval from the Compliance Officer can the access person then engage in the purchase of the requested IPO.  The access person making the request and the Compliance Officer must maintain final written approval or denial for their files.

Limited or Private Offerings.  Access persons are prohibited from acquiring any securities in a limited offering (i.e. private placement) without first obtaining written pre-clearance from the Compliance Officer.  The prior approval must take into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an individual by virtue of their position with EMPOWERED FUNDS.

Upon receiving a request, the Compliance Officer will review the intended transaction for consideration.  The final decision will then be sent in writing to the access person requesting the permission for the limited offering.  Only upon receipt of the written approval from the Compliance Officer can the access person then engage in the purchase of the requested limited offering.  The access person making the request and the Compliance Officer must maintain final written approval or denial for their files.

3.4           Outside Business Interests

A supervised person who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in any other capacity in an outside enterprise is expected to discuss such anticipated plans with EMPOWERED FUNDS’s Compliance Officer prior to accepting such a position. Information submitted to the Compliance Officer will be considered as confidential and will not be discussed with the supervised person’s prospective employer without the supervised person’s permission.

EMPOWERED FUNDS does not wish to limit any supervised person’s professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients. Understandably, EMPOWERED FUNDS must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by a supervised person.

3.5           Personal Gifts

Accepting Gifts.  On occasion, because of their position with the company, supervised persons of EMPOWERED FUNDS may be offered or may receive without notice, gifts from clients, brokers, vendors or other persons.  Acceptance of extraordinary or extravagant gifts is prohibited.  Any such gifts must be declined and returned in order to protect the reputation and integrity of EMPOWERED FUNDS.  Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $1000 in any twelve month period), customary business meals, entertainment (e.g. sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted.  All gifts received by a supervised person of EMPOWERED FUNDS that might violate this Code must be promptly reported to the Compliance Officer. In addition, all gifts received/gifted whose reasonable value exceeds $1000 must be reported to the Compliance Officer.

Solicitation of Gifts.  EMPOWERED FUNDS’s supervised persons are prohibited from soliciting gifts of any size under any circumstances.

Giving Gifts.  EMPOWERED FUNDS’s supervised persons may not give any gift of nominal value with a value in excess of $1000 per year to an advisory client or persons who do business with, regulate, advise or render professional service to EMPOWERED FUNDS.

3.6           Reporting of Violations

All supervised persons of EMPOWERED FUNDS must promptly (upon discovery of violation) report violations of the code to the Compliance Officer as the situation dictates.  If the Compliance Officer is unavailable, the violation must then be reported to any executive officer of the firm.

4.           Insider Trading

In 1989, Congress enacted the Insider Trading and Securities Enforcement Act to address the potential misuse of material non-public information. Courts and the Securities and Exchange Commission currently define inside information as information that has not been disseminated to the public through the customary news media; is known by the recipient to be non-public; and has been improperly obtained. In addition, the information must be material, e.g. it must be of sufficient importance that a reasonably prudent person might base their decision to invest or not invest on such information.

The definition and application of inside information is continually being revised and updated by the regulatory authorities. If an EMPOWERED FUNDS supervised person believes they are in possession of inside information, it is critical that they not act on the information or disclose it to anyone, but instead advise the Compliance Officer or a principal of EMPOWERED FUNDS accordingly. Acting on such information may subject the supervised person to severe federal criminal penalties and the forfeiture of any profit realized from any transaction.

All EMPOWERED FUNDS supervised persons are required to read and acknowledge having read the Insider Trading policy, annually (see Exhibit A).

5.           Reporting Requirements

5.1           Scope

The provisions of this Code apply to every security transaction, in which an access person of EMPOWERED FUNDS has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which they have any direct or indirect control. Generally, an access person is regarded as having a beneficial interest in those securities held in their name, the name of their spouse, and the names of their minor children who reside with them.  An access person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship they obtain or may obtain benefits substantially equivalent to those of ownership.  An access person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of their immediate family, has a vested interest in the income or corpus of the trust or estate.  However, if a family member is a fee-paying client, the account will be managed in the same manner as that of all other EMPOWERED FUNDS clients with similar investment objectives.

If an access person believes that they should be exempt from the reporting requirements with respect to any account in which they have direct or indirect beneficial ownership, but over which they have no direct or indirect control in the management process, they should so advise the Compliance Officer in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that they should be exempt from reporting requirements under this Code.

5.2           Reportable Securities

Section 202(a)(18) of the Advisers Act defines the term “Security” as follows:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Code, the term “Reportable Securities” means all such securities described above except:

•	Direct obligations of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•
Shares issued by open-end funds other than reportable funds (Note:  The term “Reportable Funds” means any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you.); and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

If there is any question by an access person as to whether a security is reportable under this Code, they should consult with the Compliance Officer for clarification on the issue before entering any trade for their personal account.

5.3           Reporting Exceptions

Under Rule 204A-1, access persons are not required to submit:

•	Any report with respect to securities held in accounts over which the access person has no direct or indirect influence or control;

•	A transaction report with respect to transactions effected pursuant to an automatic investment plan (Note: This exception includes dividend reinvestment plans.); and

•
A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that EMPOWERED FUNDS holds in its records so long as EMPOWERED FUNDS receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5.4           Initial/Annual Holdings Report

Initially

Any employee of EMPOWERED FUNDS who during the course of their employment becomes an access person must provide the Compliance Officer with an Initial/Annual Securities Holdings Report Certification no later than 10 days after the employee becomes an access person.  The holdings information provided in conjunction with this certification must be current as of 45 days before the employee became an access person.

Annually

Every access person must submit an Initial/Annual Securities Holdings Report Certification to the Compliance Officer due by the last business day of January of each year.  The annual holdings requirement will be satisfied through receipt by the Compliance Officer of year-end statements received from the custodian.  The Compliance Officer will review each statement for any evidence of improper holdings, trading activities, or conflicts of interest by the access person.

5.5           Quarterly Transaction Reports

Every access person must arrange for the Compliance Officer to receive duplicate statements for all brokerage accounts.  Following receipt of the quarterly statements, the Compliance Officer will review each statement for any evidence of improper trading activities or conflicts of interest by the access person. After careful review of each report, the Compliance Officer will sign and date the report attesting that they conducted such review. Quarterly securities transaction reports are to be maintained by the Compliance Officer in accordance with the records retention provisions of Rule 204-2(a) of the Advisers Act.

6.           Form ADV Disclosure

A description of the code will be provided in EMPOWERED FUNDS’s ADV Part 2.  With the description, a statement will be made that EMPOWERED FUNDS will provide a copy of the code to any client or prospective client upon request.

7.           Acknowledgment of Receipt

EMPOWERED FUNDS supervised persons must acknowledge, initially and annually, that they have received, read, and understand, the above Code of Ethics regarding personal securities trading and other and other potential conflicts of interest and agree to comply with the provisions therein.  In addition, supervised persons must agree to acknowledge any subsequent amendments to the code (within specified time frame set forth in any future communications notifying of an amendment) by any means deemed by EMPOWERED FUNDS to satisfactorily fulfill the supervised person’s obligation to read, understand, and agree to any such amendment.

Exhibit A: Insider Trading Policies

1           Overview and Purpose

The purpose of the policies and procedures in this Section (the “Insider Trading Policies”) is to detect and prevent “insider trading” by any person associated with EMPOWERED FUNDS. The term “insider trading” is not defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

2           General Policy

(a)           Prohibited Activities

All EMPOWERED FUNDS Personnel are prohibited from engaging in the following activities:

(i) Trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

(ii) Communicating material, non-public information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

(b)           Reporting of Material, Non-Public Information

All EMPOWERED FUNDS Personnel who possess or believe that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the Compliance Officer.  The Compliance Officer will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

3           Material Information, Non-Public Information, Insider Trading and Insiders

(a)           Material Information.  “Material information” generally includes:

(i)  Any information that a reasonable investor would likely consider important in making his or her investment decision; or

(ii) Any information that is reasonably certain to have a substantial effect on the price of a issuer’s securities.

Examples of material information include the following:  dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

(b)           Non-Public Information.  Information is “non-public” until it has been effectively communicated to the market, and the market has had time to “absorb” the information.  For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters, The Wall Street Journal, or other publications of general circulation would be considered “public.”

(c)           Insider Trading.  While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

(d)            Insiders.  The concept of “insider” is quite broad, and includes all employees of a company.  In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of that company’s affairs and, as a result, has access to information solely for the company’s purposes.  Any person associated with EMPOWERED FUNDS may become a temporary insider for a company it advises or for which it performs other services.  Temporary insiders may also include the following:  a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.

4           Penalties for Insider Trading

The legal consequences for trading on, or communicating, material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below, even if he/she does not personally benefit from the violation.  Penalties may include:

(a)	Civil injunctions;

(b)	Jail sentences;

(c)	Revocation of applicable securities-related registrations and licenses;

(d)	Fines for the person who committed the violation of up to three times the profit gained (or loss avoided), whether or not the person actually benefited; and,

(e)	Fines for the employee or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained (or loss avoided).

In addition, EMPOWERED FUNDS’s management will impose serious sanctions on any person who violates the Insider Trading Policies.  These sanctions may include suspension or dismissal of the person or persons involved.